Exhibit 99
2010 Letter to the Shareholders
For First Interstate, 2010 was a milestone year, marked by extraordinary achievements, as well as the ever-present challenges caused by our nation’s three-year economic downturn.
While the national recession weighed heavily on the entire financial services industry, we are proud to have remained profitable throughout this downturn and throughout 2010. Our values, core earnings and disciplined credit culture, coupled with the underlying economic strength of Montana, Wyoming and South Dakota, have been instrumental in supporting our success this year. Once again, we were proud to be recognized by US Banker magazine, for the third year in a row, as one of America’s top performing banking organizations.
Welcoming New Shareholders
One of our most significant achievements, over the past year, was the successful completion of our initial public offering (IPO). We decided it was time to invite outside shareholders to join the success of this 42-year family business. We are grateful for the combined efforts of Barclays Capital, D.A. Davidson & Co, Keefe, Bruyette & Woods and Sandler O’Neill + Partners, L.P. for their expertise, advice and energy in assisting First interstate BancSystem, Inc. (FIBK) in completing the first successful bank IPO since 2007.
The Company received net proceeds of $153 million from the offering, after deducting underwriting discounts, commissions and other offering costs. Our capital position is excellent, as evidenced by a total risk-based capital ratio of 15.5% as of December 31, 2010, well in excess of the regulatory standard for a “well capitalized” financial institution.
Our capital position provides us with the means to be prepared when the marketplace presents opportunities for profitable growth, either organically or through strategic acquisitions. We continue to command dominant market share wherever the First Interstate brand is found and have experienced another year of deposit and asset growth. We are excited about our new facility in Helena, Montana that is currently under construction and scheduled to open early next year. This location will serve as our headquarters in the Helena community which is also the Montana state capital.
Within the first year of successfully completing our IPO, First Interstate was included in the Russell 3000® Index and the ABA NASDAQ Community Bank Index (ABAQ). Inclusion in these financial indexes is an important achievement as it demonstrates the growing visibility of our company within the investment community.
Additionally, during a year when many banks announced dividend reductions or eliminations, our quarterly dividend held steady at $0.1125 per share. We have a long history of paying quarterly dividends. We have paid an uninterrupted cash dividend for more than 18 years.
Managing Financial Performance
2010 also marked our 23rd consecutive year of profitability with net income available to common shareholders of $33.9 million. However, the slow economic recovery, coupled with regulatory changes and historically low interest rates, put significant pressure on earnings. Credit quality deteriorated, causing increases in both our provision for loan losses, as well as the companion allowance for loan losses. During 2010, we recorded provisions for loan losses of $66.9 million and net charge-offs of $49.5 million, as compared to provisions of $45.3 million and net charge-offs of $29.6 million in 2009. Additionally, weak loan demand and steady deposit growth resulted in a shift in the mix of earning assets from higher-yielding loans to lower-yielding investment securities, negatively impacting our net interest margin ratio which fell 16 basis points during the year to 3.89%.

While our communities are stronger and healthier than most around the nation, we have experienced challenges in some of the resort communities throughout our footprint. Our resort communities, which include Jackson, Wyoming and the Flathead and Gallatin Valley areas of Montana, are influenced by second home buyers. These second home buyers generally live outside of our markets and are subject to the national economic climate. As a result of the national economic challenges, these three areas have been more negatively impacted than our other markets. While these areas account for only 21% of our total loans, they represent 52% of our total non-performing loans. During 2010, we saw a 4% reduction in our total loans, which ended the year at $4.4 billion. Residential and land development construction loans decreased during the year, primarily due to general declines in demand for housing, particularly in the three markets mentioned above. The movement of lower quality loans out of the loan portfolio through charge-offs, pay-offs or foreclosures also contributed to the decline. At the same time, deposits increased 2% to $5.9 billion, the result of organic growth.
Giving Back
Our commitment to community has not wavered during these challenging times. In 2010, First Interstate, including its directors and employees and the First Interstate BancSystem Foundation, donated in excess of $3 million to many worthwhile organizations and causes in our communities across Montana, Wyoming and South Dakota. Additionally, our employees donated more than 8,000 volunteer hours to help make our communities a better place to live and work. We are proud of the difference we make through community leadership, philanthropy and our ongoing investment in the future of the communities we serve.
Looking Forward
We look forward to 2011 with cautious optimism as our company, our communities and our nation make their way toward economic recovery. While regulatory changes, including those pursuant to the Dodd-Frank legislation, will put new pressures on our financial performance, we believe the impact, while negative, is manageable. Our focus in 2011 remains on improving credit quality, proactively addressing problem loans and other real estate owned. We are also focused on improving our net interest margin and our cost structure so that we may continue to provide high quality products and services to our customers more efficiently. We will continue to execute our successful business model, always remembering that we remain a family business, whose culture is driven by strong family and corporate values. We remain committed to providing our customers with exemplary customer service and banking products, as well as supporting, with leadership and resources, the communities we serve.
To our new shareholders, we extend a warm welcome. We thank our employees, our customers and all of our shareholders for your confidence in our company and for your ongoing support. We celebrate with you the milestones and achievements of the past year and look forward to continued success in 2011.
Sincerely,

/s/ THOMAS W. SCOTT Thomas W. Scott Chairman of the Board First Interstate BancSystem, Inc.	/s/ LYLE R. KNIGHT Lyle R. Knight President and CEO First Interstate BancSystem, Inc.